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                                                                 EXHIBIT 10.5.36

                                                            AGENDA ORDER________

Sponsor(s)                    :  Councilwoman McKenzie
First Reading                 :  January 19, 1988
Committee Referral            :  Development Committee
Committee Consideration Date  :  February 10, 1988
Committee Recommendation      :  Approval
Second Reading                :  February 16, 1988
Public Hearing                :  March 15, 1988
Third Reading                 :  November 15, 1988
Effective Date                :  November 16, 1988

                    CHAPTER 5.5  CABLE TELEVISION AND THE
                      CODE OF ORDINANCES OF AIKEN COUNTY

(To Adopt Standards and Procedures for Cable Television Franchising in Aiken County, South Carolina)

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NOW THEREFORE IT BE IT ENACTED BY THE AIKEN COUNTY COUNCIL THAT

Section  1. Short Title.
            This ordinance shall be known and may be cited as the "Aiken County Council Cable Television Ordinance".

Section  2. Definitions.
            For the purpose of this ordinance, the following terms, phrases, words and derivations shall have the meaning given herein, unless the context clearly indicates that another meaning is intended. When not inconsistent with the context, words used in the present tense including the future, words in the plural number include the singular number, and words in the singular number include the plural number. The word "shall" is always mandatory and not merely directory.

            1. Agency means the County Administrator's office.
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             2. Auxiliary services means any communications service in addition to "regular subscriber services," including, but not limited to, services for which a per-program or per-channel charge is made, pay TV, burglar alarm, services, data or other electronic transmission services, facsimile reproduction services, meter reading services, interactive two-way services and any other service utilizing any facility or equipment of a cable television system operating pursuant to a franchise under this chapter.

             3. Cable television system or CATV system is any facility that in whole or in part, receives directly, or indirectly, over the air, and amplifies or otherwise modifies the signals of television or radio stations and distributes such signals by wire or cable to subscribing members of the public who pay for such services. However, this does not include any portion of any telephonic, telegraphic or similar system except that such system shall be considered a cable system to the extent that such faculty is used in the transmission or video programming directly to subscribers.

             4. Channel is a band of frequencies six (6) megahertz wide in the electro-magnetic spectrum capable of carrying either one audio-visual television signal and a few non-video signals or a large number of non-video signals.

             5. Federal Communications Commission, or FCC, is the present federal agency of that name as constituted by the Communications Act of 1934, or any successor agency created by the United States Congress.
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              6. Franchise is an authorization granted by the franchise
                 authority which permits the construction, operation and maintenance of a cable television system within the franchise area.

              7. Franchise area means that portion of the franchise entity for which a franchise is granted under the authority of this ordinance. The franchise area may or may not be coterminous with the franchise entity.

              8. Franchise authority is the Aiken County Council.

              9. Franchise entity is the unincorporated areas of Aiken County,
                 South Carolina, including any area henceforth added thereto during the terms of any franchise granted hereunder.

             10. Grantee is a holder of a cable television franchise issued by the franchise entity.

             11. Gross revenues means those revenues derived directly or indirectly by a grantee from all sources whatsoever, including, but not limited to regular subscriber service, auxiliary services, pay television fees, etc.

             12. Major stockholder is a beneficial owner, directly or
                 indirectly, of ten percent (10%) of more of the issues and outstanding voting stock of any corporation.

             13. Persons are any people, firms, corporations, associations, or other legally recognized entities.

             14. Public street is the surface of and space above and below any public street, avenue, highway, boulevard, concourse, driveway, bridge, tunnel, park, parkway, waterway, dock, bulkhead, wharf, pier, alley, right-of-way public utility casement, and any other public ground or water within or belonging to the franchise entity.
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             15. Regular subscriber service is that service regularly provided to all subscribers. It includes all broadcast signal carriage, FCC required access channel carriage, including origination programming. It does not include specialized programming for which a per-program or per-channel charge is made.

             16. Subscriber means any person receiving regular subscriber service.

             17. Usable activated channels means channels engineered at the headend of the cable television system for the provision of services generally available to subscribers of the cable television system, regardless of whether such services actually are provided, including any channel designated for public, educational, or governmental use but excluding channels whose use for the distribution of signals would not meet the technical and safety standards of the FCC rules, 47 C.F.R. Sections 76.601 et seq.

Section  3.  Franchise to Operate Necessary.
             It shall be unlawful to commence or engage in the construction, operations or maintenance of a cable television system without either a franchise issued under this ordinance, or a valid, unexpired franchise granted by the franchise authority prior to
             ___________ (effective date of ordinance). The franchise authority may, by ordinance, award a franchise to construct, operate and maintain a cable television system within all or any portion of the franchise entity to any person, whether operating under an existing franchise or not, who makes application for authority to furnish a cable television system which complies with the terms and
             conditions of this ordinance.
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            Provided, that no franchise shall be awarded to an applicant if the proposed franchise shall be awarded to an applicant if the proposed franchise service area is drawn in such a way as to deny access to cable service to any group of potential residential cable subscribers because of the income of the residence of the local area in which such group resides. Provided further, that this section shall not be deemed to require the grant of a franchise to any particular person or to prohibit the franchise authority from restricting the number of grantees should it determine such a restriction would be in the public interest. Any person violating this action shall be punished by a fine of not more than $200 or by imprisonment for not more than 30 days, or both fine and imprisonment, in the discretion of the court. Each day that such violation is committed or permitted to continue shall constitute a separate offense and shall be punishable as such hereunder.

Section  4. Term of Franchise; Revocation.

            1. Any franchise granted by the franchise authority shall be for a term of fifteen (15) years following the date such franchise is accepted by the grantee, and, upon application of the grantee and review of the performance of the grantee in a public proceeding undertaken pursuant to the provisions of Section 21 of this ordinance, the franchise authority may renew the franchise for successive fifteen (15)-year periods, with such modification of terms as the franchise authority may determine to be necessary to meet the future cable-related needs and interest of the franchise entity.
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             2. The franchise authority may revoke any franchise granted under this ordinance in the event the grantee shall refuse, or neglect to comply with any material requirement or limitation contained in this ordinance.

             3. Should the franchise authority determine that the grantee of a franchise issued under this ordinance is in violation of any requirement or limitation of either this ordinance or the franchise issued thereunder, it shall so notify the grantee, and the grantee shall, within thirty (30) days, bring the franchise system into compliance, reporting any corrective action taken to the franchise authority.

             4. If the franchise authority finds that compliance has not been achieved within thirty (30) days of the notice of violation and that no good faith progress is being made toward compliance, it may schedule a public hearing to determine whether the franchise should be revoked. The grantee and the public shall be given at least thirty (30) days notice of such a hearing, and all interested parties shall be heard in open hearing.

             At the conclusion of the public hearing, the franchise authority shall determine whether the franchise should be revoked and shall put forth, in writing, the facts and reasons upon which its decision is based.

Section  5.  Cable Television System Agency

             The franchise authority hereby designates and empowers the County Administrator's office to act for it in administrative matters relating to cable television.
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Section  6.  Limitations of Franchise.

             1. A grantee shall, at all times during the life of its franchise, be subject to the lawful exercise of the franchise entity's police power and such reasonable regulations as the franchise authority may subsequently promulgate thereunder. Nothing contained in this ordinance shall be deemed to prohibit in any way the right of the franchise entity to levy nondiscriminatory license or business taxes on any activity conducted by the grantee.

             2. All privileges prescribed by such a franchise shall be
                subordinate to any prior lawful occupancy of the public streets, and the franchise authority reserves the right to reasonably designate where a grantee's facilities are to be placed within the public ways.

             3. A franchise shall be a privilege which is personal to the original grantee. It shall not be sold, transferred, leased, assigned, or disposed of, in all or in part, either by sale, merger, consolidation, sale of stock, transfer of control or otherwise, without the prior consent of the franchise authority expressed by ordinance, and then only under such reasonable conditions as may be prescribed therein.

             a. Any such transfer or assignment shall be made only by an instrument in writing, which shall include an acceptance of all terms and conditions of the franchise by the transferee/person acquiring the franchise or control thereof, a duly executed copy of which shall be filed with the agency within thirty (30) days after any such transfer or assignment.
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                b. Consent of the franchise authority shall not be granted until it has examined the proposed assignee's legal, financial, technical, character and other qualifications of the person proposing to acquire the franchise or control thereof to construct, operate and maintain a cable television system in the franchise entity and has afforded all interested parties notice and an opportunity to be heard on the question.

                c. Consent of the franchise authority shall not be arbitrarily refused provided that the proposed assignee person proposing to acquire the franchise or control thereof possesses the requisite qualifications and agrees, in writing, to comply with all provisions of the franchise and this ordinance.

                d. Transfer of twenty percent (20%) or more of the voting
                   securities of a corporate grantee to a person not presently a stockholder or group of persons acting in concert, none of whom already own twenty percent (20%) or more of the voting stock, singly or collectively, shall be deemed to be a transfer of control.

                e. A change in the identity of the sole general partner or in the membership of a majority of the general partners of a limited partnership shall be deemed to be a transfer of control.

                f. No such consent shall be required for a transfer:

                   (i) In trust, of system assets by mortgage or by other hypothecation, to secure an indebtedness;

                   (ii) To a parent or subsidiary of a corporate grantee;
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                (iii) To a corporation whose stock is held by the same
                      stockholder as grantee;

                (iv) Of less than twenty (20%) of the voting securities of a corporate grantee unless such transfer also results in a transfer of voting control;

                (v) Of stock from one present stockholder to another present stockholder unless such transfer also results in a transfer of voting control.

             4. Nothing herein shall be deemed to in any way impair or affect the right of the franchise entity to acquire the property of the grantee, either by purchase or through the exercise of the franchise entity's power of eminent domain, at a price reflective of its fair market value as an ongoing concern, and nothing herein shall be construed to constitute a waiver of, or bar to, the exercise of any governmental right of power of the franchise entity.

Section  7.  Indemnification, Defense of Litigation, and Insurance.

             1. Grantee shall indemnify and hold harmless the franchise entity, its officers, boards, commission, agents, and employees, against and from any and all claims, demands, causes of actions, actions, suits, proceedings, damages (including but not limited to damages to franchise entity property and damages arising out of copyright infringements, and damages arising out of any failure by grantee to secure consents from the owners, authorized distributors or licenses of programs to be delivered by grantee's cable television system), costs or liabilities (including costs or liabilities of the franchise entity with respect to its employees), of
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                every kind and nature whatsoever, including, but not limited to, damages for injury or death or damage to person or property, and regardless of the merit of any of the same, against all liability to others, and against any loss, cost and expense resulting or arising out of any of the same, including any attorney fees, accountant fees, expert witnesses or consultant fees, court costs, per diem expense, traveling and transportation expense, or other costs or expense arising out of or pertaining to the exercise or the enjoyment of any franchise hereunder by grantee, or the granting thereof by the franchise entity.

             2. Grantee shall at the sole risk and expense of grantee, upon demand of the franchise entity, made by and through the franchise entity's attorney, appear in and defend any and all suits, actions, or other legal proceedings, whether judicial, quasi-judicial, administrative, legislative, or otherwise, brought or instituted or had by third persons or duly constituted authorities, against or affecting the franchise entity its officers, boards, commissions, agents or employees, and arising out of or pertaining to the exercise or the enjoyment of such franchise, or the granting thereof by the franchise entity.

             3. Grantee shall pay and satisfy and shall cause to be paid and satisfied any judgment, decree, order, directive, or demand rendered, made or issued against grantee, the franchise entity, its officers, boards, commissions, agents, or employees in any of these premises; and such indemnity shall exist and continue without reference to or limitation by the
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                amount of bond, policy of insurance, deposit, undertaking or other assurance required hereunder, or otherwise; provided, that neither grantee nor the franchise entity shall make or enter into any compromise or settlement of any claim, demand, cause of action, action, suit, or other proceeding asserted against both grantee and the franchise entity or to which grantee and the franchise entity are both parties, without first obtaining the written consent of the other, which written consent shall be not unreasonably withheld.

             4. Upon acceptance of the franchise the grantee shall file with the agency and shall thereafter during the entire term of such franchise maintain in full force and effect:

                a. Workman's compensation insurance as provided by the laws of the State of South Carolina.

                b. Comprehensive liability insurance with limits of not less than:

                     (i) Five hundred thousand dollars ($500,000) for personal injury or death to any person;

                     (ii) One million dollars ($1,000,000) for personal injury or death resulting from any one accident or occurrence; and

                     (iii) Five hundred thousand dollars ($500,000) for property damage resulting from any one accident.

                           The insurance policies obtained by a grantee in compliance with this section shall be issued by a company or companies approved by the franchise entity's attorney, and a current certificate or certificates of insurance, along with written evidence of payment of all required premiums, shall be filed and maintained
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             with the agency during the term of the franchise. Said policies shall name the franchise entity as an additional insured and shall contain a provision that a written notice of cancellation or reduction in coverage of said policy shall be delivered to the franchise entity thirty (30) days in advance of the effective date thereof.

Section  8.  Technical Requirements; Channel Capacity.

             1. The CATV system to be constructed by grantee shall be, at a minimum, installed, maintained and operated at all times in full compliance with the technical and channel capacity standards of the Federal Communications Commission, as they exist on the effective date or this ordinance, or as they may hereafter be amended to be more stringent. Signal quality for all cable channels, including broadcast, encoded and non-coded cablecast, and two-way transmission channels, shall comply with the technical standards of the Federal Communications Commission for broadcast channels, presently codified at 47 C.F.R. Section 76.605, as they exist on the effective date of this ordinance, or as they may hereafter be amended or recodified under a different section or sections. The results or annual performance tests conducted in accordance with 47 C.F.R. Section 76.601(c) of the FCC's rules (or such other section of the rules as shall incorporate its substance, shall be retained for at least five
                (5) years and shall be available during business hours at the grantee's local business office for inspection by the franchise entity.
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             2. Additionally, the CATV system to be constructed by the grantee shall have the capacity for return communication on at least a digital basis, distribution of color television signals, and at least twenty-one (21) usable activated channels.

Section  9.  Safety Requirements.

             A grantee shall, at all times:

             1. Install and maintain its wires, cables, fixtures and other equipment in accordance with the requirements of the franchise entity's building codes and safety ordinances, and in a such manner that they will not interfere with any installations of the franchise entity.

             2. Keep and maintain in a safe, suitable, substantial condition, and in good order and repair, all structures, lines, equipment, and connections in, over, under, and upon the streets, sidewalks, alleys, and public ways or places of the franchise entity, wherever situated or located.

Section  10. Service Standards; Business Office; Resolution of Complaints.

             1. Subject to the provisions of Section 13.1.e of this ordinance, no person, firm or corporation within the service area of a grantee shall be refused service; provided, however, that a grantee shall not be required to provide service to any subscriber who does not pay the applicable connection fee or service charges.
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             2. Throughout the life of its franchise, a grantee shall:

                a. Maintain all parts of its system in good condition and in accordance with standards generally observed by the cable television industry. Sufficient employees shall be retained to provide safe, adequate and prompt service for all of a grantee's facilities.

                b. Maintain a local business office and service center which subscribers may reach by telephone without incurring long distance charges. This office shall be open to the public during regular business hours, Monday through Friday, except holidays. Office hours shall be posted at the office location, and notice of such hours of operation shall be given to the agency. In addition, a grantee's local business office and service center shall have the capability of receiving service calls twenty-four hours a day, seven days a week.

                c. Provide service response twenty-four hours a day, seven days a week, for all complaints and requests for repairs or adjustments. Calls involving loss of reception on all channels shall be responded to immediately. Calls concerning degraded reception, including channel outages, shall be responded to within twenty-four (24) hours on weekdays, and forty-eight (48) hours on weekends, and shall be resolved as promptly as possible.

                d. Maintain a daily record or "log" listing date and time of customer complaints or requests for service, describing the nature of the complaint or request for service, and when and what action was taken by the franchisee in response thereto,
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                   including the time the complaint was received and the time it was resolved. Such records shall be kept in the grantee's local business office for a period of at least three years, and shall be available for inspection and copying by the franchise entity's agents, officers, and employees during regular business hours without special or advance notice or demand.

                a. Specify a four-hour time period for all installation or service appointments. If the grantee's service technician is unable to keep an appointment concerning installation or for other service, the grantee shall call and advise the subscriber, and attempt to reschedule the appointment.

                3. In the event that a subscriber complaint or service
                   problem is not resolved to the mutual satisfaction of the subscriber and the franchisee, either the subscriber or the franchisee may request, through the agency, that the matter be presented to an arbitration panel which shall meet in the franchise entity for hearing and resolution. The panel shall consist of three individuals, one selected by the franchise authority, one by the grantee, and one neutral individual. The neutral member shall be selected by the other two arbitrators acting jointly. Notice regarding hearing shall be given to all interested persons by the franchise authority. All costs of the arbitration shall be borne by the grantee unless the arbitration panel should find the subscriber's complaint to be groundless, frivolous or meritless, in which case the subscriber shall bear the costs of the arbitration. The decision of the arbitration panel, which shall be by majority vote of the three arbitrators, shall be final and binding on all parties.

             4. When, in the exercise of a reasonable judgment and discretion, and on the basis of subscriber complaints, service problems or other substantial evidence casting doubt on the reliability or quality of the cable service being provided, the agency finds there are reasonable grounds to believe that a grantee is providing substandard cable service, the agency shall have the authority to compel the grantee to test, analyze and report on the performance of the parts of the system which appear to be involved in the problems or the source of the complaints. The agency shall notify the grantee in writing of the need to test the system. Such tests may be conducted by the grantee, but the franchise entity reserves the right to direct that such tests be made by an independent consultant retained by the franchise entity, but paid for by the grantee. Tests shall be conducted consistent with the standards set forth in the franchise agreement and this ordinance. The investigation of the problems shall be completed within thirty (30) days of the date of formal notification. Reports on the investigation shall be delivered to the agency no later than fifteen days after
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                completion of testing. The reports shall include the following information:

                a. Nature of the complaints or service problems which
                   precipitated the special tests;

                b. System components tested;

                c. Equipment used and procedures employed in such testing;

                d. Test results;

                e. Method by which complaints or service problems were resolved;
                   and

                f. Any other information pertinent to the special testing also shall be recorded. The franchise entity's rights under this provision shall be limited to requiring tests, analysis and reports covering specific subjects and characteristics based on complaints, service problems or other evidence which provide the franchise entity with reasonable grounds to believe testing necessary to protect the public against substandard service.

                5. Planned interruptions of service, excluding routine repair work, shall be only for good cause. Insofar as possible, planned interruptions of service shall be preceded by notice given to subscribers twenty-four hours in advance and shall occur during minimum viewing hours.

   Section 10. The following remedies for inadequate service, or for interruption of service, are hereby established:

                a. In the event that service to any subscriber is interrupted for twenty-four (24) consecutive hours or more, except for natural disasters, and except in circumstances for which approval of the interruption is obtained from the agency, a grantee shall provide a twenty percent (20%) credit of the monthly fees (basic plus special or premium service) for each twenty-four (24) hour period, or fraction thereof, of interruption to the affected subscriber for each month in which an interruption occurred.

             b. In the event that degraded reception, i.e., poor quality reception, is a result of technical deficiency of the system and not caused by the equipment of the subscriber or user, or abuse of the grantee's equipment by the subscriber or user, the grantee shall credit the subscriber with twenty percent (20%) of the monthly fee (basic plus special or premium service) for each twenty-four (24) hours, or fraction thereof, a subscriber has a picture quality problem within twenty-four (24) hours after making complaint to the grantee on weekdays, and within forty-eight (48) hours after making complaint to the grantee on weekends.

             c. In the event that the grantee's system fails to meet one or more of the operational standards detailed in the franchise agreement or this ordinance and for which a performance test has been requested pursuant to Section 10(4) of this ordinance, for a full three-month period grantee shall reduce fees to all subscribers by twenty-five percent (25%) until all operational standards are met. The agency's notification to conduct performance tests pursuant to Section 10(4) of this ordinance shall be the date upon which the three-month period commences.

Section 11.  Inspection of Property and Records.

             a. Grantee shall at all reasonable times, and to the extent necessary to carry out the provisions of this ordinance,
                   permit any duly authorized agent or representative of the franchise entity to examine all franchise property of grantee, together with any appurtenant property of grantee situated within or without the franchise entity, and to examine and transcribe any and all maps and other records kept or maintained by grantee of under the control or direction or at the request of grantee which treat of the franchise operations, affairs, transactions, or property of grantee.

                b. Any of such maps or other records which are not situated within the franchise entity and which are not made available in the franchise entity within a reasonable time after written request therefore by the agency or the franchise entity's attorney, shall be produced for examination wherever the same shall be situated and grantee shall pay all travel and other expenses necessarily or reasonably incurred by the franchise entity, its agents, and representatives in making such examinations.

                c. Grantee shall prepare and furnish to the agency, at such times and in such form as prescribed by the agency, references, and materials with respect to the operations, affairs, transactions or property of grantee as may be reasonably necessary or appropriate to the performance of any of the duties of the agency. All annual financial reports submitted by the grantee to any state or federal regulatory agency shall be simultaneously submitted to the agency.

   Section 12.  Conditions on Street Occupancy

                1. Any pavements, sidewalks, curbing or other area taken up or any excavations made by a grantee shall be done under the
                supervision and direction of the authority responsible for the maintenance of the public roads or facilities involved. And shall be done in such a manner as to give the least inconvenience to the inhabitants of the franchise entity. A grantee shall, at its own cost and expense, and in a manner approved by the agency, replace and restore any such pavements, sidewalks, curbing or other paved areas in as good a condition as before the work involving such disturbance was done, and shall also make and keep full and complete plats, maps and records showing the exact locations of its facilities located within the public streets, ways, and easements of the franchise entity. These maps shall be available for inspection at any time during business hours by the agency.

             2. A grantee shall, at its expense, protect, support, temporarily disconnect, relocate, or remove, any of its property located in, under, on or over the streets and other public facilities of the franchise entity when required by the franchise entity by reason of traffic conditions, public safety, road construction, change of street, grade, installation of sewers, drains, water pipes, power lines, signal lines, tracks, or any other type of municipal improvements; provided however, that the grantee shall, in all cases, have the privilege of abandoning any property in place.

             3. A grantee shall, on the request of any person holding a building moving permit issued by the franchise entity, temporarily raise or lower its wires to permit the moving of buildings. The expense of such temporary removal or raising or lowering of wires shall be paid by the person requesting same, and the grantee shall have the authority to require such payment in advance. The grantee shall be given not less than ninety-six (96) hours advance notice to arrange for such temporary wire changes.

             4. A grantee shall have the authority to trim the trees upon and overhanging the public streets so as to prevent the branches of such trees from coming in contact with the wires and cables of the grantee, except that, at the option of the franchise authority, such trimming may be done by it or under its supervision and direction at the expense of the grantee.

             5. In all sections of the franchise area where the cable wires, or other similar facilities of the public utilities are placed underground, the grantee shall place its cables, wires or other like facilities underground to the maximum extent that existing technology reasonably permits the grantee to do so.

Section 13.  Construction.

             1. A grantee shall extend the installation of cables, amplifiers, and related equipment throughout the area covered by its franchise as rapidly as practicable, but, in any event, shall:

             a. Begin engineering studies within sixty (60) days after accepting its franchise.

             b. Begin awarding contracts within one hundred eighty (180) days after receiving certification from the FCC.

             c. Begin construction of its proposed system within six (6) months after receiving certification from the FCC.

             d. Begin rendering service to subscribers within one (1) year of franchise award from the franchise authority.

                 e. Complete construction of forty percent (40%) of its proposed system (measured in terms of total linear strand miles) within two (2) years after receiving certification from the FCC, and complete an additional twenty percent (20%) each year thereafter so that after four (4) years the entire system shall be substantially constructed and the grantee capable of providing service no more than sixty (60) days after receiving an application for service to every dwelling unit within the franchise area except to the extent that density of homes, adverse terrain, or other factors render making service available impracticable. For the purposes of determining compliance with the provisions of this subparagraph (e), and to provide a reasonable policy requiring extension of energized trucklines of the cable system within the franchise area so as to achieve compliance with the obligations imposed by this section, grantee shall extend such lines to all areas of the franchise area having a minimum of fifty (50) homes per contiguous street mile.

                 f. File a map and progress report with the agency at the close of each calendar year, showing the exact areas of the franchise entity being serviced by the cable television system and lines.

                 2. Failure on the part of a grantee to commence and diligently pursue each of the foregoing requirements and to complete each of the matters set forth herein, shall be grounds for termination of its franchise pursuant to the terms of section 4(2) hereof; provided, however, that the franchise authority may in its discretion extend the time for the commencement and completion of construction and installation for additional periods in the event that grantee, acting in good faith, experiences delays by reasons of circumstances beyond its control.

              3. In the event the operation of any part of a cable television system is discontinued for a continuous period of twelve (12) months, or in the event each system has been installed in any public street without complying with requirements of the grantee's franchise, the grantee shall promptly, upon being given ten (10) days notice, remove from the streets or public places all such property and poles of such system. Any property which the grantee allows to remain in place sixty (60) days after having been notified by the franchise entity that it must be removed shall be considered permanently abandoned and shall become the property of the franchise entity subject to the provisions of any utility joint use attachment agreement.

              4. Upon the failure of grantee to satisfactorily complete any work upon the public streets as may be required by law or the terms of its franchise within the time prescribed, the franchise entity, at its option, may cause such work to be done and the grantee shall pay to the franchise entity the cost thereof within thirty (30) days after receipt of any itemized report.

 Section 14.  Performance and Construction Bond.

              1. Concurrently with the acceptance of its franchise, a grantee shall file with the agency a permanent payment and performance bond, with surety acceptable to the franchise authority, in an amount to be determined by the franchise authority to be sufficient to indemnify the franchise entity against any losses it may suffer in the event the grantee fails to comply with one or more of the provisions of its franchise. Said bond shall be obtained at the sole expense of the grantee and remain in effect for the full term of the franchise or any renewal thereof plus an additional six (6) months thereafter. The grantee and its surety shall be jointly and severally liable under the terms of the bond for any damage or loss suffered by the franchise entity as a result of the grantee's nonperformance, including default, plus a reasonable allowance for attorneys' fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of an indemnity bond with an agency, nor the receipt of any damages recovered by the franchise authority thereunder, shall be construed to excuse faithful performance by the grantee or limit the liability of the grantee under the terms of its franchise for damages either to the full amount of the bond or otherwise.

             2. Within thirty (30) days after the award of a franchise, grantee shall file with the agency a construction bond with a surety acceptable to the franchise authority, or cash in lieu of a bond, in an amount equal to ten percent (10%) of the estimated CATV system construction cost to indemnify the franchise entity against any losses it may suffer in the event the grantee fails to complete on time each construction phase of the CATV system. Said bond shall be obtained at the sole expense of the grantee and remain in effect for the time of construction. Said bond shall be reduced by the franchise authority in increments to be based upon the timely completion of each phase of CATV system following approval by the agency. The grantee and its surety shall be jointly and severally liable under the terms of the bond for any damages suffered by the franchise entity as a result of the grantee's nonperformance, including the full amount of any compensation, indemnification or cost to cure, plus a reasonable allowance for attorneys' fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of any indemnity bond with the agency, nor the receipt of any damages by the franchise authority thereunder, shall be construed to excuse faithful performance and timely construction by the grantee, or limit the liability of the grantee under the terms of its franchise for damages, either to the full amount of the bond or otherwise.

Section 15.  Franchise Payments.

             1. Any person awarded a franchise under this ordinance shall pay to the franchise entity, each year during the life of the franchise, a franchise fee in a percentage amount up to five percent (5%) to be specified in the franchise agreement between the franchise authority and the grantee, of its annual gross revenues derived from its operation of the franchised cable television system within the franchise area limits. The amount of any application fee shall be a credit against the first year's franchise fee.

             2. A grantee shall file with the agency, within ninety (90) days after expiration of any calendar year or portion thereof during which its franchise is in force, a financial statement certified by a responsible officer of the grantee, showing in detail the gross revenues, as defined herein, of the grantee during the preceding calendar year or portion thereof. It shall be the duty of the grantee to pay the franchise entity within fifteen (15) days after the time for filing such statement, the sum prescribed above or any unpaid balance thereof for the calendar year covered by such statements.

             3. The franchise entity shall have the right to inspect the grantee's records showing the gross revenues from which its franchise payments are computed and shall also have the right of audit and recomputation of any and all amounts paid under the ordinance. No acceptance of payment shall be construed as a release or as an accord and satisfaction of any claim the franchise entity may have for further or additional sums payable under this ordinance or for the performance of any other obligation hereunder; however, an accounting rendered to the franchise entity and to which no exception is made within three
                (3) years after receipt by the franchise entity shall be deemed to be accurate and shall not thereafter be subject to question or made the basis of any claim by franchise entity against grantee.

Section 16.  Rates Charged to Subscribers.

             1. No rate established by a grantee shall afford any undue preference or advantage among subscribers, but separate rates may be established for separate classes of subscribers and rates may reflect the increased cost of providing service to isolated or sparsely populated areas.

             2. Grantee shall at all times keep on file and maintain with the agency and in its local business office a complete information tariff containing schedules of all charges, rates, and fees charged by grantee to all classes of its subscribers, together with any amendments thereto.

Section 17.  Termination of Service.

             1. Upon termination of service to any subscriber, a grantee shall promptly remove all its facilities and equipment from the premises of such subscriber upon his or her request.

             2. If the grantee terminates services to a subscriber of less than the three (3) years without good cause or because the grantee ceases to operate a CATV franchised business authorized hereunder for any reason except expiration of a franchise granted hereunder, the grantee shall refund to such subscriber that portion of the initial tap-in and connection charge paid by the subscriber representing the unused remainder of the three
                (3) year period, determined by pro-rating the date of notice of termination on a month-unit basis.

Section 18.  Public Service Requirements.

             A grantee shall:

             1. Provide at least one service outlet to all county facilities and public schools within its franchise area, which are located within 300 feet of cable TV company lines, at no cost to the franchise entity or school involved, and shall charge only its time and material costs for any additional service outlets to such facilities.

             2. Provide at least one channel, without charges, for use of the franchise entity, and other governmental agencies.

             3. Provide at least one channel for educational and public access uses.

             4. Make its facilities immediately available to the franchise entity upon request during the course of any emergency or disaster.

Section 19.  Amendment of Ordinance and Franchise.

             The franchise authority shall amend this ordinance, and any franchise issued hereunder, upon its own motion or the application of a grantee whenever amendment is necessary to enable a grantee to utilize new development in television or radio signal transmission which would improve and update cable television service in the franchise area. No amendment shall be adopted except after full, open public hearing affording due process, and no amendment substantially amending the existing rights and obligations of the grantee shall be adopted without grantee's consent.

Section 20.  Application Procedures.

             This ordinance itself grants no authority to operate a cable television system to any person. Such grants are only made by the adoption of separate ordinances awarding a specific franchise to an applicant who has complied with the provisions of this ordinance.

             1. Any person interested in obtaining a franchise to operate a cable television system in the franchise area shall submit a written application to the franchise authority together with a nonrefundable application fee of three-thousand-five hundred dollars ($3,500.00) which shall contain the following information:

                a. The name, address and form of business of the applicant. If the applicant is a corporation, it shall also state the names, addresses and occupation of its offices, directors and major stockholders, and the names and addresses of any parent or subsidiary companies. If the applicant is a corporation controlled by another corporation, the names, addresses and occupations of the officers, directors and major stockholders to the controlling corporation shall also be stated. If the applicant is a partnership or other unincorporated association, the name and address of each member, whether active or inactive, shall be set forth, and if one or more partners are corporations; the names, addresses and occupations of such corporations' officers, directors and major stockholders shall also be stated.

                b. A list of all other cable television systems if any, in which the applicant (or any partner or major stockholder of applicant) has a substantial interest, stating the location, approximate number of homes served, and the name and address of the franchising body.

                c. A thorough description of the proposed cable television system to be installed and operated; the manner in which the applicant purposes to contract, install, maintain and operate the same; and the extent and manner in which existing or future poles or other facilities of public utility companies will be used in the proposed system, together with a map or maps delineating proposed service areas if the applicant proposes to serve less than the entire franchise entity.

                d. A schedule of proposed rates and charges to all classes of subscribers for both installation and monthly service, and a copy of the proposed service agreement between the applicant and its proposed service agreement between the applicant and its proposed subscribers.

                e. A copy of any contract which may exist between the applicant and any public utility providing for the use of such utility's property, such as pole lines or conduits.

                f. A statement setting forth all agreements and understandings, whether written, oral, or implied, between the applicant and any other person with respect to the proposed cable television operation. If a franchise shall be granted to a person posing as a front or representative of another person, such franchise shall be deemed void and of no force and effect whatsoever.

                g. An estimate of the cost of constructing the applicant's proposed system and a financial statement prepared in form satisfactory to the franchise authority showing applicant's financial status and its financial ability to meet those proposed costs.

                h. A sworn statement acknowledging the applicant's familiarity with and eligibility under the provisions of this ordinance and the rules of the FCC and its intention to abide the same.

                i. Any such supplementary information as the franchise authority shall at any time demand in order to reasonably determine whether the requested franchise should be granted.

                2. No application for a franchise shall be accepted by the franchise authority until it has published its intention to award such a franchise or franchises and solicited the filing of applications. Application shall then be accepted from all interested parties for a period of sixty (60) days; but none shall be accepted thereafter.

             3. The franchise authority shall then:

             a. Specify a date, not less than thirty (30) days nor more than sixty (60) days following this expiration of the filing period, upon which all bona fide applicants (those paying the prescribed fee, filing complete applications, and responding to all proper inquiries shall participate in a public hearing before the commission;

             b. Specify a public place where interested parties may inspect all such bona fide applications.

             4. After hearing the evidence, opinions and representations of all interested parties, including members of the public, the franchise authority shall then render a decision awarding a franchise authority shall then render a decision awarding a franchise to one or more applicants (or rejecting all applicants if none are found qualified) based upon its findings as to the relative qualifications of the applicants to render satisfactory CATV service. The franchise authority's decision on all applications shall be final and conclusive.

Section 21.  Renewal Procedures.

             1. During the six-month period commencing with the thirty-sixth
                (36th) months before the expiration of any franchise, the franchise authority may on its own initiative, and shall at the request of the grantee, hold one or more public ascertainment hearings for the purpose of:

             a. Identifying the future cable-related needs and interests of the franchise entity; and

             b. Reviewing the performance of the grantee under the franchise during the then-current franchise term. Notice of any public ascertainment hearing shall be given at least thirty (30) days before the holding of the hearing.

             2. After completion of any ascertainment hearing or hearings under
                Section 21(1), a grantee seeking renewal of a franchise may, on its own initiative or at the request of the franchise authority, submit a proposal for renewal. The proposal for renewal shall be filed at least six (6), but not more than eighteen (18) months prior to the expiration of the franchise. Provided, that if any ascertainment hearing or hearings are held under Section 21(1), and such hearing or hearings are completed more than eighteen
                (18) months before the expiration of the franchise, the grantee shall file the proposal for renewal within thirty (30) days after the completion of said ascertainment hearing or hearings. The proposal for renewal shall be accompanied by a nonrefundable application fee of three-thousand-five hundred dollars ($3,500.00). The proposal shall contain such material as the franchise authority may require, including proposals for an upgrade of the grantee's cable system.

             3. After a grantee has submitted in a timely manner a proposal for renewal, the franchise authority shall give public notice of proposal within thirty (30) days of its submission. During the four-month period that begins after the completion of any ascertainment hearing or hearings under Section 21(1), the franchise authority shall after notice and public hearing, determine either to renew the franchise or issue a written decision that the franchise should not be renewed. In making this determination, the franchise authority shall consider whether:

             a. Grantee has substantially complied with the material terms of the existing franchise, with the material terms of this ordinance, and with applicable law;

             b. The quality of grantee's service, including signal quality, response to consumer complaints, and billing practices, but without regard to mix, quality, or level of cable services or other services provided over the system, has been reasonable in light of the franchise entity's needs;

             c. Grantee has the financial, legal, and technical ability to provide the services, facilities, and equipment as set forth in the grantee's proposal.

             d. The grantee's proposal is reasonable to meet the future cable-related needs and interests of the franchise entity, taking into account the cost of meeting such needs and interests. Notice of any hearing held under this subsection shall be given to the public and the grantee at least thirty
                (30) days prior to the holding of this hearing.

             4. At the completion of the hearing or hearings held under Section
                21(3), the franchise authority shall issue a written decision either granting or denying the proposal for renewal based upon the record of such hearing or hearings, and transmit a copy of such decision to the grantee. The decision shall state the reasons therefor.

            5. The term of any renewal granted under this section shall be for a period of up to fifteen (15) years.

Section 22. Continued Use of Individual Antennas Protected.

            It is not the franchise authority's intention to prohibit the erection or continued use of individual television antennas, and no one is or will be required to receive cable television service or connect with a cable television system.

Section 23. Grantee May Promulgate Rules.

            A grantee shall have the authority to promulgate such rules, regulations, terms and conditions of its business as shall be reasonably necessary to enable it to exercise its rights and perform its services under this ordinance and the rules of the FCC, and to assure uninterrupted service to each and all of its subscribers. Such rules and regulations shall not be deemed to have the force of law.

Section 24. Delegation of Powers.

            Any delegate right, power or duty of the franchise authority, the franchise entity, the agency, or any official of the franchise entity may be transferred or delegated by resolution to an appropriate officer, employee, or department of the franchise entity.

Section 25. Notice.

            Every direction, notice, or order to be served upon a grantee shall be sent to the local office described in Section 10. Every notice to be served upon the franchise entity shall be delivered, or sent by certified mail to the agency to the attention of the County Administrator, 828 Richland Avenue,

            Aiken, South Carolina, 29801. The delivery of such notice shall be deemed to have been at the time of receipt.

Section 26. Rights and Remedies are Cumulative.

            The rights and remedies reserved to the parties by this ordinance are cumulative and shall not add or subtract from any other rights or remedies which they may have with respect to the subject matter of this ordinance, and a waiver thereof at any time shall not affect their assertion at any other time.

Section 27. Right of Franchise Entity to Intervene.

            The franchise entity reserves to itself the right to intervene in any suit, action, or proceeding involving any provision of this ordinance.

Section 28. PROVISIONS SEVERABLE

If any provisions of this ordinance or the application thereof to any person or circumstances is held invalid, the invalidity does not affect other provisions or applications of the ordinance which can be given effect without the invalid provision of application and to this end, the provisions of this ordinance are severable.

Adopted at the regular meeting of Aiken County Council on November 15, 1988.

                                            SIGNED:

                                            /s/  CARROL H. WARNER
                                            Carrol H. Warner, Chairman

ATTEST:

/s/  KIM PILOT
Kim Pilot, Council Clerk

IMPACT STATEMENT:

1121/ORD (32)

                                                    AGENDA ORDER________

Sponsor(s)                    : Development Committee
First Reading                 : June 5, 1990
Committee Referral            : N/A             I /s/ TAMARA SULLIVAN
Committee Consideration Date  : June 19, 1990   Council Clerk certify that this
Committee Recommendation      : Approval        Ordinance was advertised for
Second Reading                : July 17, 1990   Public Hearing on 6/30/90.
Public Hearing                : July 17, 1990
Third Reading                 : July 16, 1991
Effective Date                : August 1, 1991

                             ORDINANCE NO. 91-7-39

           COUNCIL ADMINISTRATOR FORM OF GOVERNMENT FOR AIKEN COUNTY

(To Amend Five (5) Sections in Chapter 5.5 Cable Television of the Code of Ordinances of Aiken County, South Carolina to Incorporate Necessary Changes in Said Chapter to Redefine the Term Gross Revenues, to Add an Application a Fee for Transfer of Ownership, to Establish the Amount of Performance Bonds Based on the Size of the Franchise, to Clarify the Guidelines for Construction Bonds of Existing Cable Television Systems, and to Clarify the Condition Under Which a Credit of Any Application Fee is Authorized.)

- --------------------------------------------------------------------------------
WHEREAS:

1. Existing Section 5.5-2. Definitions of the Code of Ordinances of Aiken County, South Carolina gives a definition for the term gross revenues which is ambiguous; and

2. An amended version has been recommended of said Section 5.5-2 to give a clear, concise definition for the term gross revenues which is in accordance with the Cable Communications Policy Act of 1984; and

3. Existing Section 5.5-6. Limitations of Franchise Subsection (c) (1) of the Code of Ordinances of Aiken County, South Carolina allows the assignment or transfer of ownership of the cable television system providing all terms and conditions of the franchise are fulfilled as prescribed in Chapter 5.5 Cable Television; and

4. The Development Committee has recommended an amended version of said Section 5.5-6. Subsection (c)(1) to incorporate an application fee for transfer of ownership; and

5. Existing Section 5.5-14. Performance and Construction Bond Subsection (a) of the Code of Ordinances of Aiken County, South Carolina allows the franchise authority to determine the amount of permanent payment and performance bond that a grantee shall file with the County; and

6. The Development Committee has recommended an amended version of said Section 5.5-14. Subsection (a) to establish a schedule to set the amount of the performance bond based on the number of subscribers to the cable television system; and

7. Existing Section 5.5-14. Performance and Construction Subsection (b) of the Code of Ordinances of Aiken County, South Carolina establishes guidelines for filing a construction bond for new cable television systems; and

Ordinance cont...

(To Amend Five (5) Sections in Chapter 5.5 Cable Television of the Code of Ordinances of Aiken County, South Carolina to Incorporate Necessary Changes in Said Chapter to Redefine the Term Gross Revenues, to Add an Application a Fee for Transfer of Ownership, to Establish the Amount of Performance Bonds Based on the Size of the Franchise, to Clarify the Guidelines for Construction Bonds of Existing Cable Television Systems, and to Clarify the Condition Under Which a Credit of Any Application Fee is Authorized.)

 8. An amended version has been recommended of said Section 5.5-14. Subsection
    (b) to clarify the guidelines for filing construction bonds for existing cable television systems that are extending service into other areas of the franchise entity; and

 9. Existing Section 5.5-15. Franchise Payments Subsection (a) of the Code of Ordinances of Aiken County, South Carolina states "The amount of any application fee shall be a credit against the first year's franchise fee"; and

10. The Development Committee has recommended an amended version of said Section 5.5-15. Subsection (a) to delete said sentence.

NOW THEREFORE BE IT ENACTED BY THE AIKEN COUNTY COUNCIL THAT:

 1. Section 5.5-2. Definitions of the Code of Ordinances of Aiken County, South Carolina is hereby amended to define the term gross revenues as follows:

    Gross revenues mean those gross receipts received by the Grantee for providing cable television services in the franchise area to subscribers, including but not limited to regular subscriber services, premium services, installation fees, ancillary services, home shopping channels, and rental or lease of equipment provided, however, that in calculating such gross revenue the Grantee shall not include (i) franchise fee taxes paid to the County,
    (ii) federal copyright fees paid to the Copyright Royalty Tribunal and (iii) any taxes on cable television service which are imposed directly or indirectly on any subscriber by any governmental unit or agency and which are collected by the Grantee on behalf of such governmental unit or agency.

2. Section 5.5-6. Limitations of Franchise Subsection (c)(1) of the Code of Ordinances of Aiken County, South Carolina is hereby amended to read as follows:

   (c)(1) Any such transfer or assignment shall be made only by an instrument in writing, which shall include an acceptance of all terms and conditions of the franchise by the transferee/person acquiring the franchise or control thereof, a duly executed copy of which shall be filed with the agency within thirty (30) days after any such transfer or assignment. Any written request for transfer or assignment shall be accompanied by a nonrefundable application fee of three thousand five hundred dollars ($3,500.00).

Ordinance cont...

(To Amend Five (5) Sections in Chapter 5.5 Cable Television of the Code of Ordinances of Aiken County, South Carolina to Incorporate Necessary Changes in Said Chapter to Redefine the Term Gross Revenues, to Add an Application a Fee for Transfer of Ownership, to Establish the Amount of Performance Bonds Based on the Size of the Franchise, to Clarify the Guidelines for Construction Bonds of Existing Cable Television Systems, and to Clarify the Condition Under Which a Credit of Any Application Fee is Authorized.)

3. Section 5.5-14. Performance and Construction Bond Subsection (a) of the Code of Ordinances of Aiken County, South Carolina is hereby amended to read as follows:

   a. Concurrently with the acceptance of its franchise, a grantee shall file with the agency a permanent payment and performance bond, with surety acceptable to the franchise authority, in an amount determined by Performance Bond Schedule 5.5-14.1. to indemnify the franchise entity against any losses it may suffer in the event the grantee fails to comply with one or more of the provisions of its franchise. Said bond shall be obtained at the sole expense of the grantee and shall be upgraded in the event the number of subscribers increase such that it would place the cable television system in a higher subscriber range and would therefore increase the amount of the performance bond. A performance bond set as prescribed above shall remain in effect for the full term of the franchise or any renewal thereof plus an additional six (6) months thereafter. For an existing cable television system operating satisfactorily under a current franchise within the franchise entity for a period of three (3) or more years, County Council may modify or waive the performance bond at its discretion by resolution. The grantee and its surety shall be jointly and severally liable under the terms of the bond for any damage or loss suffered by the franchise entity as a result of the grantee's nonperformance, including default, plus a reasonable allowance for attorney's fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of an indemnity bond with an agency, nor the receipt of any damages recovered by the franchise authority thereunder, shall be construed to excuse faithful performance by the grantee or limit the liability of the grantee under the terms of its franchise for damages either to the full amount of the bond or otherwise.

      5.5-14.1. Performance Bond Schedule

                               Amount for
     No. of Subscribers     Performance Bond
     ------------------     ----------------
            0 --  1,000         $ 10,000
        1,001 --  5,000         $ 50,000
        5,001 -- 10,000         $100,000
       10,001 -- 20,000         $200,000

Ordinance cont...

(To Amend Five (5) Sections in Chapter 5.5 Cable Television of the Code of Ordinances of Aiken County, South Carolina to Incorporate Necessary Changes in Said Chapter to Redefine the Term Gross Revenues, to Add an Application a Fee for Transfer of Ownership, to Establish the Amount of Performance Bonds Based on the Size of the Franchise, to Clarify the Guidelines for Construction Bonds of Existing Cable Television Systems, and to Clarify the Condition Under Which a Credit of Any Application Fee is Authorized.)

4. Section 5.5-14. Performance and Construction Bond Subsection (b) of the Code of Ordinances of Aiken County, South Carolina is hereby amended to read as follows:

   b. Within thirty (30) days after the award of a franchise, grantee shall file with the agency a construction bond with a surety acceptable to the franchise authority, or cash in lieu of a bond, in an amount equal to ten
      (10) percent of the estimated CATV system construction cost, to indemnify the franchise entity against any losses it may suffer in the event the grantee fails to complete on time each construction phase of the CATV system. The bond shall be obtained at the sole expense of the grantee and remain in effect for the time of construction. The bond shall be reduced by the franchise authority in increments to be based upon the timely completion of each phase of CATV system following approval by the agency. A Grantee that has completed primary construction and is extending the system into new service areas of the franchise entity shall provide a construction bond each year in an amount equal to ten percent (10%) of the estimated cost of all proposed cable system construction by the Grantee during such year. The Grantee shall provide a certificate to the County by the first of each year estimating the costs of all projected construction during such year and shall provide the Construction Bond within 30 days after submitting the certificate. The franchise authority agrees to sign any documentation required by the Grantee in order to release any Construction Bond, provided that an appropriate replacement bond, if required, will be provided to the franchise authority. The grantee and its surety shall be jointly and severally liable under the terms of the bond for any damages suffered by the franchise entity as a result of the grantee's nonperformance, including the full amount of any compensation, indemnification or cost to cure, plus a reasonable allowance for attorney's fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days' prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of any indemnity bond with the agency, nor the receipt of any damages by the franchise authority thereunder, shall be construed to excuse faithful performance and timely construction by the grantee, or limit the liability of the grantee under the terms of its franchise for damages, either to the full amount of the bond or otherwise.

5. Section 5.5-15. Franchise Payments Subsection (a) of the Code of Ordinances of Aiken County, South Carolina is hereby amended to read as follows:

Ordinance cont...

(To Amend Five (5) Sections in Chapter 5.5 Cable Television of the Code of Ordinances of Aiken County, South Carolina to Incorporate Necessary Changes in Said Chapter to Redefine the Term Gross Revenues, to Add an Application a Fee for Transfer of Ownership, to Establish the Amount of Performance Bonds Based on the Size of the Franchise, to Clarify the Guidelines for Construction Bonds of Existing Cable Television Systems, and to Clarify the Condition Under Which a Credit of Any Application Fee is Authorized.)

   a. Any person awarded a franchise under this ordinance shall pay to the franchise entity, each year during the life of the franchise, a franchise fee in a percentage amount up to five percent (5%) to be specified in the franchise agreement between the franchise authority and the grantee, of its annual gross revenues derived from its operation of the franchised cable television system within the franchise area limits.

6. This ordinance shall be forwarded to the County Attorney for approval prior to the third reading.

7. The provisions in this Ordinance shall be applied to any franchise awarded after July 1, 1989.

8. All provisions in other County Ordinances in conflict with this Ordinance are hereby repealed.

9. If any provisions of this Ordinance or the application thereof to any person or circumstances is held invalid, the invalidity does not affect other provisions or applications of the Ordinance which can be given effect without the invalid provision or application and to this end, the provisions of this Ordinance are severable.

This Ordinance shall become effective on August 1, 1991.

Adopted at the regular meeting of Aiken County Council on July 16, 1991.

ATTEST:                                          SIGNED:
/S/ TAMARA SULLIVAN                              /S/ CARROL H. WARNER
Tamara Sullivan, Council Clerk                   Carrol H. Warner, Chairman

IMPACT STATEMENT:

ORD0511/WP.AGNDA                                 COUNCIL VOTE: Unanimous
                                                 ABSENT: Butler, Warner

                                                              AGENDA ORDER_____

Sponsor(s)                        :  Development Committee
First Reading                     :  April 2, 1991
Committee Referral                :  Development Committee
Committee Consideration Date      :  March 12, 1991
Committee Recommendation          :  Approval                  I /s/ TAMARA SULLIVAN
Second Reading                    :  May 7, 1991               Council Clerk, certify that this
Public Hearing                    :  May 7, 1991               Ordinance was advertised for
Third Reading                     :  July 16, 1991             Public Hearing on 4/20/91.
Effective Date                    :  August 1, 1991

                             ORDINANCE NO. 91-7-40

           COUNCIL ADMINISTRATOR FORM OF GOVERNMENT FOR AIKEN COUNTY

(Granting Renewal of a Cable Television Franchise to American Cable TV Investors 2, the Right to Erect, Maintain, and Operate Transmissions and Service Distribution Facilities and Additions in Certain Portions of Unincorporated Aiken County, South Carolina, in Accordance with Aiken County Code of Ordinances, Chapter 5.5 et seq., for the Purpose of Providing Cable Television Service to the Inhabitants of Said Area for an Additional Period of Fifteen (15) Years from June 7, 1992 Through June 6, 2007.)

- --------------------------------------------------------------------------------
WHEREAS:

1. On August 31, 1989, American Cable TV Investors 2, presently doing business as United Artists Cable of North Augusta, notified Aiken County Council of its desire to renew its cable television franchise (Ordinance No. 77-6-55) which is due to expire June 1992; and

2. In accordance with Section 626 of the Cable Communications Policy Act of 1984, a public hearing was held on January 11, 1990 to receive public participation in the renewal of the current franchise; and

3. On October 19, 1990, American Cable TV Investors 2 submitted a proposal to renew their cable franchise which is currently operating in the areas of North Augusta, Belvedere and Beech Island; and

4. The County Council of Aiken County intends to renew a non-exclusive cable television franchise to American Cable TV Investors 2 in accordance with Aiken County Code of Ordinances, Chapter 5.5 et seq. (Aiken County Council Cable Television Ordinance).

NOW  THEREFORE  BE IT ENACTED BY THE AIKEN COUNTY COUNCIL THAT:

1. Renewal of a non-exclusive franchise is granted to American Cable TV Investors 2 for a term of fifteen (15) years commencing June 7, 1992 and ending June 6, 2007. The County Council Chairman is hereby authorized to execute the franchise agreement with American Cable TV Investors 2 for said franchise. In addition, the County Council Chairman is hereby authorized to execute an addendum to the current franchise increasing the franchise fee from 3% to 5% commencing on September 1, 1991 for the remaining term of the current franchise.

2. American Cable TV Investors 2 shall pay a franchise fee of five percent (5%) of its total gross revenues, as defined in Section 1.1 of the Franchise Agreement, from Aiken County operations to the franchise entity each year during the life of the franchise.

Ordinance cont...

(Granting Renewal of a Cable Television Franchise to American Cable TV Investors 2, the Right to Erect, Maintain, and Operate Transmissions and Service Distribution Facilities and Additions in Certain Portions of Unincorporated Aiken County, South Carolina, in Accordance with Aiken County Code of Ordinances, Chapter 5.5 et seq., for the Purpose of Providing Cable Television Service to the Inhabitants of Said Area for an Additional Period of Fifteen (15) Years from June 7, 1992 Through June 6, 2007.)


3. American Cable TV Investors 2 shall be bound by all provisions set forth in Aiken County Code of Ordinances, Chapter 5.3 et seq. (Aiken County Council Cable Television Ordinance), except as provided for in the Franchise Agreement.

4. This franchise award ordinance shall be forwarded to the County Attorney for approval prior to the third reading.

5. All provisions in other County Ordinances in conflict with this Ordinance are hereby repeated.

6. If any provisions of this Ordinance or the application thereof to any person or circumstances is held invalid, the invalidity does not affect other provisions or applications of the Ordinance which can be given effect without the invalid provision or application and to this end, the provisions of this Ordinance are severable.

This Ordinance shall become effective on August 1, 1991.

Adopted at the regular meeting of Aiken County Council on July 16, 1991.



ATTEST:                                    SIGNED:


/s/ TAMARA SULLIVAN                        /s/ CARROL H. WARNER
Tamara Sullivan, Council Clerk             Carrol H. Warner, Chairman

IMPACT STATEMENT: Will result in additional revenues to Aiken County.

ORD1203/WP.AGNDA                           COUNCIL VOTE:  Unanimous
                                           ABSENT:   Butler, Warner

                               Contract Amendment

         WHEREAS, American Cable TV Investors 2, presently doing business as United Artist Cable of North Augusta, currently has in place a franchise pursuant to Aiken County Ordinance 77-6-55; and

         WHEREAS, the franchise agreement between Aiken County and American Cable TV Investors 2 provides for a 3% franchise fee to be charged by the County to American Cable TV Investors 2; and

         WHEREAS, it has been agreed and decided by the parties to the franchise that the franchise fee should be increased to 5% of gross revenue commencing September 1, 1991.

         NOW THEREFORE BE IT AGREED AS FOLLOWS:

         1. The current franchise between American Cable TV Investors 2 and Aiken County, South Carolina, a body politic and corporate and a political subdivision of the State of South Carolina, is hereby amended so that Section 2 of the franchising agreement reflects that the franchise fee to be paid by the franchise holder to the County shall be 5% of the gross revenues as opposed to 3% of gross revenue. Said increase shall commence September 1, 1991.

         2. For purposes of this contract amendment, "gross revenues" is defined as those gross receipts received by the cable television provider for providing cable television services in the franchise area to subscribers including, but not limited to, regular subscriber services and premium services, installation fees, and ancillary services, home shopping channel and rental or lease of equipment; provided however, that in calculating such gross revenues, the County shall not include (i) franchise fee taxes paid to the County, (ii) federal copyright fees paid to the Copyright Royal Tribunal and
(iii) any taxes on cable television service which are opposed directly or indirectly on any subscriber by any governmental unit or agency and which are collected by the cable television provider on behalf of such governmental unit or agency.

                                           AIKEN COUNTY, SOUTH CAROLINA


                                           BY: /s/ CARROL H. WARNER

                                        TITLE: Chairman

                                         DATE: August 16, 1991


                                       ATTEST:


                                       /s/ TAMARA SULLIVAN
                                                    (SEAL)

                                           AMERICAN CABLE TV INVESTORS 2

                                           BY:  /s/ GREG BICKET

                                        TITLE:  Senior Vice President

                                         DATE:  9 August 1991



                                   APPROVED
                            AS TO FORM AND CONTENT
                            BELL AND SURASKY, PA.
                            AIKEN COUNTY ATTORNEY

                                  BY /s/ OSA

                              FRANCHISE AGREEMENT

         THIS FRANCHISE AGREEMENT, made and entered into this 16 day of July, 1991 is by and between AIKEN COUNTY, SOUTH CAROLINA, a body politic and corporate and a political subdivision of the State of South Carolina ("County"), and AMERICAN CABLE TV INVESTORS 2, doing business as North Augusta-Thomson Cablevision ("Cablevision" or "Grantee").

                              W I T N E S S E T H

         WHEREAS, the County, pursuant to Chapter 5.5 of the County Code (the "Cable Ordinance"), is authorized to grant or renew one or more non-exclusive revocable franchises to construct, reconstruct, operate and maintain a cable television system within the County; and

         WHEREAS, the County, after due consideration and after public hearing, has determined that it is in the best interests of the County and its residents to renew its franchise with Cablevision.

         NOW THEREFORE, the County and Cablevision hereby agree to the following terms and conditions for a cable television franchise to be granted in accordance with the provisions of the Cable Ordinance.

         1.      DEFINITIONS

         Except as set forth below, the definitions contained in the Cable Ordinance are incorporated herein as if fully set forth.

                 1.1 GROSS REVENUES. Gross Revenues mean those gross receipts received by Grantee for providing cable television services in the franchise area to subscribers, including but not limited to regular subscriber services and premium services installation fees, ancillary services, home shopping channels, and rental or lease of equipment; provided, however, that in calculating such gross revenues Grantee shall not include (i) franchise fee taxes paid to the County, (ii) federal copyright fees paid to the Copyright Royalty Tribunal and (iii) any taxes on cable television service which are imposed directly or indirectly on any subscriber by any governmental unit or agency and which are collected by the Grantee on behalf of such governmental unit or agency.

         2.0     RENEWAL OF FRANCHISE

                 2.1 GRANT. Upon passage by the Aiken County Council of an ordinance renewing Grantee's franchise, Grantee will be granted a franchise subject to the terms and conditions of this Franchise Agreement, and subject to the Cable Ordinance and all other applicable law. The franchise will be for the period specified in Section 2.2 below. If the Aiken County Council does not pass such an ordinance renewing Grantee's franchise for any reason whatsoever, this Franchise Agreement will be of no further force and effect.

                 2.2 DURATION. The term of the franchise renewal shall commence upon expiration of Grantee's current franchise on June 7, 1992 and shall terminate on June 6, 2007. Any renewal of the franchise shall be in accordance with then-applicable law and the Cable Ordinance.

         3.      GENERAL REQUIREMENTS

                 3.1 GOVERNING REQUIREMENTS. Grantee shall comply at all times with the requirements of this Franchise Agreement and with the Cable Ordinance, as well as with all applicable federal, state and local law. In the event of any direct conflict between the provisions or meanings of the terms of this Franchise Agreement and the Cable Ordinance, the terms of this Franchise Agreement shall prevail.

                 3.2 LIABILITY INSURANCE. Grantee, in order to meet the requirements set forth in Section 5.5-7.d.2 of the Cable ordinance, shall be entitled to furnish certificates of insurance as proof that satisfactory insurance policies are in force and premiums for such insurance have been paid, to meet all the requirements set forth in Section 5.5-7.d.2 of the Cable Ordinance. It is agreed and understood that the insurance company selected by the Grantee shall be a company which has been granted a certificate of operation by the South Carolina Department of Insurance.

                 3.3 INDEMNIFICATION. Notwithstanding Section 5.5-7.a of the Cable Ordinance, Grantee shall only have liability for its employees or agents. In addition, the Grantee shall indemnify and hold harmless the County, its officers, boards, commission, agents, and employees, against any and all claims, demands, causes of actions, actions, suits or other legal proceedings pertaining to solely the actions of the Grantee, its employees, officers, agents, or other persons or entities acting in conjunction with or under the directions of the Grantee. Such indemnification shall include all costs incurred by the County relating to such claim or other legal action. The
County agrees that it shall immediately notify Grantee of any claim or demand for which the Grantee may be subject to liability under Section 5.5-7 of the Cable Ordinance or otherwise. Grantee shall have no liability for any public access or leased access channels, as provided in Section 638 of the Cable Communications Policy Act of 1984. All other portions of Section 5.5-7a not in direct conflict of this section shall remain effective.

                 3.4 TRANSFER OF OWNERSHIP OR CONTROL. Upon the transfer of ownership or control of the franchise, as provided in

Section 5.5-6.c of the Cable Ordinance, the County shall be entitled to impose only those conditions upon any transferee under Section 5.5-6.c thereof that assure the compliance by such transferee of the obligations of Grantee under this Franchise Agreement and the Cable Ordinance. If the County fails to consent to any transfer within 120 days following receipt of a request by Grantee, the consent of the County shall be deemed given, unless the County, promptly and acting in good faith, requests an extension for more time to consider such request. In addition, the Grantee shall provide the County with all relevant information reasonably requested concerning such transfer of ownership or control in a timely manner. Any transferee that acquires all or substantially all of the assets of the cable television system shall become a signatory to this Franchise Agreement in accordance with Sections 5.5-6.c.1 and 5.5-6.c.3 of the Cable Ordinance.

                 3.5 CREDITS AGAINST FRANCHISE FEES. Grantee shall not be entitled to take a credit against the franchise fee for any amounts paid to the County under the Cable Ordinance for franchise renewal or transfer application fees.

                 3.6 PUBLIC SERVICE REQUIREMENTS. Notwithstanding Section 5.5-18.2 and 5.5-18.3 of the Ordinance, Grantee shall provide two channels, without charge, for use by the Franchise Entity, other governmental agencies and educational access users ("the PEG Channels"). The Franchise Entity shall give Grantee no less than 180 day prior written notice before initially using the PEG Channels. Grantee shall be entitled to use the PEG Channels for the provision of other services at any time or times when the PEG Channels is not being used for the designated purposes.

         4.      FRANCHISE ENFORCEMENT

                 4.1 a    PERFORMANCE BOND. Concurrently with the acceptance of
its franchise, a grantee shall file with the agency a permanent payment and performance bond, with surety acceptable to the franchise authority, in an amount determined by Performance Bond Schedule 4.1.a(i) to indemnify the franchise entity against any losses it may suffer in the event the Grantee fails to comply with one or more of the provisions of its franchise. Said bond shall be obtained at the sole expense of the grantee and shall be upgraded in the event the number of subscribers increase such that it would place the cable television system in a higher subscriber range and would therefore increase the amount of the performance bond. A performance bond set as prescribed above shall remain in effect for the full term of the franchise or any renewal thereof plus an additional six (6) months thereafter. For and existing cable television system operating satisfactorily under a current franchise within the franchise entity for a period of three (3) or more years, County Council may modify or waive the performance bond at its discretion by resolution. The Grantee and its surety shall be jointly and severally liable under the terms of the bond for any damage or loss suffered by the franchise entity as a result of the grantee's non-performance, including default, plus a reasonable allowance for attorney's fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of an indemnity bond with an agency, nor the receipt of any damages recovered by the franchise authority thereunder, shall be construed to excuse faithful performance by the grantee or limit the liability of the grantee under the terms of its franchise for damages either to the full amount of the bond or otherwise.

         4.1.a(i)  Performance Bond Schedule

         No. of Subscribers                Amount for Bond
         0 - 1,000                           $10,000.00
         1,001 - 5,000                       $50,000.00
         5,001 - 10,000                     $100,000.00
         10,001 - 20,000                    $200,000.00

         4.1.b CONSTRUCTION BOND

Within thirty (30) days after the award of a franchise, grantee shall file with the agency a construction bond with a surety acceptable to the franchise authority, or cash in lieu of a bond, in an amount equal to ten (10) percent of the estimated CATV system construction cost, to indemnify the franchise entity against any losses it may suffer in the event the grantee fails to complete on time each construction phase of the CATV system. The bond shall be obtained at the sole expense of the grantee and remain in effect for the time of construction. The bond shall be reduced by the franchise authority in increments to be based upon the timely completion of each phase of CATV system following approval by the agency. A Grantee that has completed primary construction and is extending the system into new service areas of the franchise entity shall provide a construction bond each year in an amount equal to ten percent (10%) of the estimated cost of all proposed cable system
construction by the Grantee during such year.   The Grantee shall provide a
certificate to the County by the first of each year estimating the costs of all projected construction during such year and shall provide the Construction Bond within thirty (30) days after submitting the certificate. The franchise authority agrees to sign any documentation required by the Grantee in order to release any Construction Bond, provided that an appropriate replacement bond, if required, will be provided to the franchise authority. The grantee and its surety shall be jointly and severally liable under the terms of the bond for any damages suffered by the franchise entity as a result of the grantee's nonperformance, including the full amount of any compensation, indemnification or cost to cure, plus a reasonable allowance for attorney's fees and costs, up to the full amount of the bond. The bond shall provide for thirty (30) days prior written notice to the agency of any intention on the part of the grantee to cancel, fail to renew, or otherwise materially alter its terms. Neither the filing of any indemnity bond with the agency, nor the receipt of any damages by the franchise authority thereunder, shall be construed to excuse faithful performance and timely construction by the grantee, or limit the liability of the grantee under the terms of its franchise for damages, either to the full amount of the bond or otherwise.

                 4.2     SYSTEM PERFORMANCE.   If the County directs that an
independent consultant test the performance of the system, in accordance with
Section 5.5-10.d of the Cable Ordinance, Grantee shall be entitled to seek reimbursement for any amounts paid for such independent consultant, through an offset of the franchise fees or otherwise, if the portion of the system being tested meets the then current technical standards of the Federal Communications Commission and if the County directs such test be performed in bad faith and without just cause.

                 4.3 SERVICE INTERRUPTION. Subject to Section 6 of this Franchise Agreement, Grantee shall, upon the request of a subscriber, provide reimbursement on a pro rata basis for any interruption in cable service, any degraded reception quality or failure to meet operational standards as defined in Section 5.5-10.f.1 through 3, if such faulty performance shall not continue for a period of less than twelve consecutive hours. If the service interruption, degraded reception quality or failure to meet operational standards continue for more than twelve hours and less than twenty-four hours, then the customer shall be entitled to a full day credit.

         5. NOTICES. Notices to the parties to this Franchise Agreement shall be sent by registered or certified mail to the following addresses, or to such other addresses as either party may designate to the other in writing:

                           To the County:
                           Aiken County Planning & Development
                           1680 Richland Avenue West, Suite 130
                           Aiken, South Carolina 29801
                           Attention: Director



                           To the Grantee:

                           North Augusta Cablevision
                           401 West Martintown Road
                           North Augusta, South Carolina 29841
                           Attention: General Manager

                           With a copy to:

                           United Artists Entertainment Company
                           5619 DTC Parkway
                           Englewood, Colorado 80111

                          Attention:  Legal Department


         6.      FORCE MAJEURE: GRANTEE'S INABILITY TO PERFORM

                 In the event Grantee's performance of any of the terms, conditions, obligations or requirements of this Franchise Agreement or the Cable Ordinance, is prevented or impaired due to any cause beyond its reasonable control, such inability to perform shall be deemed to be excused and no penalties or sanctions shall be imposed as a result thereof, provided Grantee has notified the County in writing within thirty (30) days of its discovery of the occurrence of such an event. Such causes beyond the Grantee's reasonable control shall include, but shall not be limited to, acts of God, civil emergencies, delays on the part of utilities and labor unrest or strikes but does not include normally expected weather conditions.

         IN WITNESS WHEREOF, County and Grantee have executed this Franchise Agreement the date and year first above written.


                                        AIKEN COUNTY, SOUTH CAROLINA


                                        By:    /s/ CARROL H. WARNER


                                        Title: Chairman

                                        Date:  August 9, 1991


                                        ATTEST:

                                        /s/ TAMARA SULLIVAN
                                                  (S E A L)

                                        AMERICAN CABLE TV INVESTORS 2

                                        By:  IR-Daniels Partners II, its
                                             managing general partner

                                             By: Daniels Ventures, Inc.,
                                             A general partner

APPROVED
As to Form and Content                       By:     /s/ GARY BIDET
                                             Title:  Senior Vice President
BELL AND SURASKY, P.A.                       Date:   8/5/91
AIKEN COUNTY ATTORNEY

BY:  /S/ OSA

                               Contract Amendment

         WHEREAS, American Cable TV Investors 2, presently doing business as United Artist Cable of North Augusta, currently has in place a franchise pursuant to Aiken County Ordinance 77-6-55; and

         WHEREAS, the franchise agreement between Aiken County and American Cable TV Investors 2 provides for a 3% franchise fee to be charged by the County to American Cable TV Investors 2; and

         WHEREAS, it has been agreed and decided by the parties to the franchise that the franchise fee should be increased to 5% of gross revenue commencing September 1, 1991.

         NOW THEREFORE BE IT AGREED AS FOLLOWS:

         1. The current franchise between American Cable TV Investors 2 and Aiken County, South Carolina, a body politic and corporate and a political subdivision of the State of South Carolina, is hereby amended so that Section 2 of the franchising agreement reflects that the franchise fee to be paid by the franchise holder to the County shall be 5% of the gross revenues as opposed to 3% of gross revenue. Said increase shall commence September 1, 1991.

         2. For purposes of this contract amendment, "gross revenues" is defined as those gross receipts received by the cable television provider for providing cable television services in the franchise area to subscribers including, but not limited to, regular subscriber services and premium services, installation fees, and ancillary services, home shopping channel and rental or lease of equipment; provided however, that in calculating such gross revenues, the County shall not include (i) franchise fee taxes paid to the County, (ii) federal copyright fees paid to the Copyright Royal Tribunal and
(iii) any taxes on cable television service which are opposed directly or indirectly on any subscriber by any governmental unit or agency and which are collected by the cable television provider on behalf of such governmental unit or agency.

                                        AIKEN COUNTY, SOUTH CAROLINA

                                        BY: /s/ CARROL H. WARNER
                                     TITLE: Chairman
                                      DATE: August 16,1991

                                    ATTEST:

                                     /s/ TAMARA SULLIVAN
                                                   (SEAL)

                                        AMERICAN CABLE TV INVESTORS 2

                                        BY: /s/ GARY BIDET
                                     TITLE: Senior Vice President
                                      DATE: 9 August 1991



                                    APPROVED
                             AS TO FORM AND CONTENT
                             BELL AND SURASKY, P.A.
                             AIKEN COUNTY ATTORNEY

                                   BY /s/ OSA

Sponsor(s)                                 :  Development Committee           I, /s/ TAMARA SULLIVAN,
First Reading                              :  April 20, 1993                  Council Clerk, certify that
Committee Referral                         :  Development Committee           this Ordinance was advertised
Committee Consideration Date               :  December 7, 1993                for Public Hearing on 5/2/93
Committee Recommendation                   :  Approval
Second Reading                             :  November 16, 1993
Public Hearing                             :  May 18, 1993
Third Reading                              :  December 14, 1993
Effective Date                             :  December 15, 1993


                             ORDINANCE NO. 93-12-70

           COUNCIL ADMINISTRATOR FORM OF GOVERNMENT FOR AIKEN COUNTY

(An Ordinance of Aiken County, South Carolina Approving the Transfer and Assignment by American Cable TV Investors 2 to Jones Intercable, Inc. of a Franchise to Operate a Cable Television System in Aiken County, South Carolina.)

- --------------------------------------------------------------------------------
WHEREAS:

1. Aiken County, South Carolina (the "County"), by Ordinance Number 91-7-40, dated July 16, 1991 (the "Franchise"), granted to American Cable TV Investors 2 (the "Franchisee") a franchise to operate and maintain a cable television system (the "System") in the County; and

2. The terms and conditions of the Franchise are in full force and effect as of the date of the execution of this ordinance; and

3. Franchisee and Jones Intercable, Inc. (the "Buyer") have entered into an Asset Purchase and Sale Agreement, dated January 28, 1993 (the "Agreement"), providing for the sale, assignment and transfer of all the assets of the System, including all rights and obligations of the Franchise, to Buyer; and

4. Franchisee and Buyer have submitted an application for consent by the County to the sale, assignment and transfer of all the assets of the System, including the Franchise, in accordance with the requirements of the Franchise; and

5. The County has determined that under certain conditions it would be in the best interest of the County and residents thereof to approve the sale, assignment and transfer of the System and the Franchise to Buyer; and

6. Both the Franchisee and the Buyer agree that the County shall have the right, until June 15, 1994, to determine and to notify them of its determination that the customers in the Aiken County franchise service area had been inappropriately charged pass-through copyright fees and/or franchise fees since September 1, 1993 in violation of the Cable Television and Consumer Protection and Competition Act of 1992 (the "Cable Act") or the applicable regulations of the Federal Communications Commission (the "FCC"), and the Franchisee may be required to refund such overcharges of franchise fees and the Buyer may be required to refund such overcharges of copyrights fees, pursuant to provisions of the Cable Act; and

7. Neither the Buyer nor the Franchisee waive any rights they have, or may have, to dispute in appropriate legal proceedings or otherwise, the correctness of any determination by the county that such pass-throughs were not permitted by the Cable Act or the applicable regulations of the FCC, or the amount which the County calculates was impermissibly passed through to subscribers.

Ordinance cont...

(An Ordinance of Aiken County, South Carolina Approving the Transfer and Assignment by American Cable TV Investors 2 to Jones Intercable, Inc. of a Franchise to Operate a Cable Television System in Aiken County, South Carolina.)

NOW THEREFORE BE IT ENACTED BY THE AIKEN COUNTY COUNCIL THAT:

1. The County hereby consents to and approves the sale, assignment and transfer by Franchise of all the assets of the System including all rights and obligations under the Franchise relating to the period from and after the date of the consummation of the sale, to Buyer, its successors and assigns.

2. The assumption by the Buyer of all rights and obligations under the Franchise with respect to the period from and after the date of consummation of the sale, assignment and transfer of the assets of the System shall take effect on and after the date of consummation of the sale, assignment and transfer of all the assets of the System, including the Franchise, to Buyer.

3. The Buyer shall from and after the assumption by the Buyer of all rights and obligations provided for in Section 2 hereof shall further be subject to all the requirements and obligations set forth in the Code of Ordinances by Aiken County, Chapter 5.5, Cable Television.

4. The County hereby consents to and approves the grant by Buyer of a security interest in all its rights, powers and privileges under the Franchise and in all of its other properties to such lender or lenders as may be designated by Buyer for financing purposes which lender or lenders shall have the rights and remedies of a secured party under the Uniform Commercial Code of this State.

5. The County hereby affirms that as of the date of this ordinance, the Franchise is valid and remains in full force and effect, and the County is aware of no conduct by the Franchisee which would result in default under the Franchise.

6. Jones Intercable, Inc. shall maintain a business office in Aiken County during the term of the franchise.

7. Jones Intercable shall rebuild the cable system with a fiber to node plant and shall replace all active and passive electronics as is necessary to pass 450 mHz. The rebuild shall be completed no later than January 1, 1998.

8. The Buyer shall from the effective date of the assumption of the Buyer of all rights and obligations provided for in Section 2 shall keep itself abreast of current technological innovations.

9. Upon written notice to the County, Buyer may transfer the Franchise or control thereto to any affiliate of Jones, including Jones Spacelink, Ltd. (Spacelink) or any limited partnership of which Jones or Spacelink or any affiliate of Jones or Spacelink is a general partner, or any joint venture or general partnership of which Jones, Spacelink, any affiliate of Jones or Spacelink or any such limited partnership or partnership is a general partner (any such entity being hereinafter referred to as an "Affiliate of Jones") and the subsequent transfer of the Franchise to any Affiliate of Jones.

Ordinance cont...

(An Ordinance of Aiken County, South Carolina Approving the Transfer and Assignment by American Cable TV Investors 2 to Jones Intercable, Inc. of a Franchise to Operate a Cable Television System in Aiken County, South Carolina.)

10. The Buyer's acceptance of the provisions hereunder are without prejudice to the position Buyer may take on the provisions during renewal negotiations.

11. The County shall have the option to notify (a) the Franchisee that it has inappropriately charged customers in the Aiken County franchise service area pass-through of franchise fees in violation of the Cable Act or the applicable regulations of the FCC since September 1, 1993, and the Franchisee may be required to refund such overcharges of franchise fees pursuant to provisions of the Cable Act and (b) the Buyer that it has inappropriately charged customers in the Aiken County franchise service area pass-through of copyright fees in violation of the Cable Act or the applicable regulations of the FCC since September 1, 1993, and the Buyer may be required to refund such overcharges of copyright fees pursuant to provisions of the Cable Act; provided, however, that neither the Buyer nor the Franchisee waive any rights they have, or may have, to dispute in appropriate legal proceedings or otherwise, the correctness of any determination by the County that such pass-throughs were not permitted by the Cable Act or the applicable regulations of the FCC, or the amount which the County calculates was impermissibly passed through to subscribers. The notification of the Franchisee and the Buyer shall occur on or prior to June 15, 1994, provided any requested information necessary to make such a determination is furnished to the County in a timely manner.

12. All provisions in other County Ordinances in conflict with this Ordinance are hereby repealed.

13. If any provisions of this Ordinance or the application thereof to any person or circumstances is held invalid, the invalidity does not affect other provisions or applications of the Ordinance which can be given effect without the invalid provision or application and to this end, the provisions of this Ordinance are severable.

This Ordinance shall become effective on December 15, 1993.

Adopted at the regular meeting of Aiken County Council on December 14, 1993.

ATTEST:                                    SIGNED:


/s/ TAMARA SULLIVAN                        /s/ CARROL H. WARNER
Tamara Sullivan, Council Clerk             Carrol H. Warner, Chairman

IMPACT STATEMENT: None.



ORDO412/AGNDA                            COUNCIL VOTE: Unanimous